Exhibit 4.8

HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION

and

HFOTCO LLC

LOAN AGREEMENT

Dated as of October 1, 2012

Related to

HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION

MARINE TERMINAL REVENUE BONDS

(HFOTCO LLC PROJECT) SERIES 2012

NOTICE: All right, title, and interest of the Harris County Industrial Development Corporation in and to this Loan Agreement, including the Loan Payments (herein defined), the Note (herein defined) by which the rights to such Loan Payments are evidenced, and any and all security heretofore or hereafter granted or held for the payment thereof, but excluding the Indemnity Payments (herein defined), have been collaterally assigned to The Bank of New York Mellon Trust Company, National Association, as Trustee, to secure payment of the Bonds described herein.

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TABLE OF CONTENTS

(cont’d)

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THIS LOAN AGREEMENT, herein, as supplemented, modified, or amended in accordance with the applicable provisions hereof, referred to as this “Loan Agreement”) dated as of October 1, 2012, between the Harris County Industrial Development Corporation (herein referred to as the “Issuer”, which term includes any successor corporation under the Bond Indenture hereinafter referred to), a non-profit corporation organized with the approval of Harris County, Texas, and existing pursuant to the Development Corporation Act, Chapter 501, Texas Local Government Code, as amended, and HFOTCO LLC, a Texas limited liability company (herein referred to as the “Borrower”, which term includes any successors and assigns permitted hereunder),

W I T N E S S E T H :

WHEREAS, the Borrower desires that the Issuer issue its limited obligation revenue bonds and loan the proceeds thereof to the Borrower to finance or refinance costs of the Projects described herein in order that such costs may be financed at the low interest rates which prevail in the market for tax-exempt securities and, in order to induce the issuance and sale of such bonds, the Borrower agrees to the covenants herein described; and

WHEREAS, based on representations of the Borrower, the Issuer has found that the Projects are undertakings the costs of which are eligible to be paid from the proceeds of qualified Hurricane Ike disaster area bonds under Section 704, Heartland Disaster Tax Relief Act of 2008, that the financing or refinancing thereof by means of the issuance of such bonds and the loan described herein will be in furtherance of the corporate purposes of the Issuer; and

WHEREAS, the Projects are located in the Hurricane Ike disaster areas designated by the Internal Revenue Service in Notice 2008-109 and the Bonds have been designated by the Governor of Texas as “qualified Hurricane Ike disaster area bonds;” and

WHEREAS, all things have been done which are necessary to authorize the issuance of such bonds and to constitute this Loan Agreement a valid contract of the parties hereto in accordance with its terms;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, and subject to the conditions herein set forth, the parties hereto covenant, agree, and bind themselves as follows:

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ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 1.01. Definitions.

For all purposes of this Loan Agreement, except as otherwise expressly provided or unless the context otherwise requires:

A. The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

B. All references in this instrument to designated “Articles”, “Sections”, “Exhibits”, and other subdivisions are to the designated Articles, Sections, Exhibits, and other subdivisions of this instrument as originally executed.

C. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular Article, Section, Exhibit, or other subdivision.

“Accountant” means a Person engaged in the practice of accounting who (except as otherwise expressly provided herein) may be employed by or affiliated with the Borrower.

“Act” means the Development Corporation Act, Chapter 501, Texas Local Government Code, as amended, as in force and effect on the Issue Date.

“Action” has the meaning stated in Section 1.02.

“Administration Expenses” shall mean the reasonable expenses incurred by the Issuer with respect to this Loan Agreement, the Bond Indenture and any transaction or event contemplated by this Loan Agreement or the Bond Indenture, including, without limitation, the fees and disbursements of counsel and out-of-pocket expenses of the Issuer incurred in connection with the authorization, issuance and sale of the Bonds.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether by contract, through the ownership of voting securities or the power to appoint and remove directors or trustees, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Representative” has the meaning stated in the Bond Indenture.

“Available Money” has the meaning stated in Section 1.01 of the Bond Indenture.

“Bond Funds” means the Interest Fund, the Principal Fund, and the Redemption Fund (each as defined in Section 1.01 of the Bond Indenture).

“Bond Indenture” means that certain Bond Indenture, dated as of even date herewith, between the Issuer and The Bank of New York Mellon Trust Company, National Association, as trustee, as originally executed or as it may from time to time be supplemented, modified, or amended by one or more indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.

“Bondholder” has the meaning stated in Section 1.01 of the Bond Indenture.

“Bond Register” means the register maintained by the Trustee to record ownership and transfers of the Bonds.

“Bonds” has the meaning stated in Section 1.01 of the Bond Indenture.

“Borrower” means the Person named as the “Borrower” in the first paragraph of this Loan Agreement until a successor or assign shall have become such pursuant to the applicable provisions hereof, and thereafter “Borrower” shall mean such successor or assign.

“Borrower Consent”, “Borrower Order”, and “Borrower Request” mean, respectively, a written consent, direction, order, or request signed in the name of the Borrower by an Authorized Representative and delivered to the Trustee.

“Business Day” has the meaning stated in Section 1.01 of the Bond Indenture.

“Code” means the Internal Revenue Code of 1986, as amended and in force and effect on the Issue Date.

“Commercial Paper Mode” and “Commercial Paper Rate” have the respective meanings stated in Section 1.01 of the Bond Indenture.

“Computation Date” has the meaning stated in Section 1.148-1(b) of the Regulations and, until the Regulations are amended to provide otherwise, means (1) the last day of any bond year (as defined in Section 1.148-1(b) of the Regulations) preceding the fifth anniversary of the Issue Date selected by the Borrower before such fifth anniversary and, if no such date is selected by the Borrower, then the last day of such bond year on or immediately preceding such fifth anniversary, (2) each fifth anniversary of the Computation Date described in Clause (1) or every anniversary of such Computation Date, as elected by the Borrower consistently throughout the term of the Bonds, and (3) the later of the final Maturity of the Bonds or the date on which due provision for payment of all of the Bonds has been made.

“Cost” when used with respect to a Project means all costs incurred by the Issuer or the Borrower with respect to the acquisition, construction, reconstruction, improvement, and expansion, as the case may be, of such Project, whether paid or incurred prior to or after the date of this Loan Agreement, including the cost of the acquisition of all land, rights-of-way, property rights, easements, and interests; the cost of all machinery and equipment; financing charges; interest prior to and during construction and for one year after completion of construction whether or not capitalized; necessary reserve funds; the cost of estimates and of engineering and legal services, plans, specifications, surveys, and estimates of cost and of revenue; other expenses necessary or incident to determining the feasibility and practicability of acquiring, constructing, reconstructing, improving, and expanding such Project; administrative expense; the Issuer’s charges and expenses in connection with issuance of the Bonds; and such other expenses as may be necessary or incident to the acquisition, construction, reconstruction, improvement, and expansion of such Project, the placing of the same in operation, and the financing or refinancing of such Project, including the refunding of any outstanding obligations, mortgages, or advances issued, made, or given by any Person for any of the aforementioned costs.

“Costs of Issuance Fund” means the fund of the Borrower so defined in Section 1.01 of the Bond Indenture.

“Credit Facility Provider” has the meaning stated in Section 1.01 of the Bond Indenture.

“Credit Facility” has the meaning stated in Section 1.01 of the Bond Indenture.

“Eligible Bonds” has the meaning stated in Section 1.01 of the Bond Indenture.

“Excluded Purchaser” has the meaning stated in Section 1.01 of the Bond Indenture.

“Governmental Obligations” has the meaning stated in Section 1.01 of the Bond Indenture.

“Gross Proceeds” means “gross proceeds” of the Bonds within the meaning of Section 1.148-1(b) of the Regulations, including:

(1) all amounts held for the credit of the Bond Funds, the Project Fund, and the Costs of Issuance Fund and allocable to the Bonds pursuant to section 148 of the Code, and

(2) all money and investments in Governmental Obligations deposited in escrow pursuant to Section 10.03 of the Bond Indenture to defease the lien of the Bond Indenture with respect to any such Bond, except money or investments so deposited which are “proceeds” of any “refunding issue” (as defined in Sections 1.148-l(b) and 1.150-1(d), respectively, of the Regulations).

“Holder” has the meaning stated in Section 1.01 of the Bond Indenture.

“Indemnity Payments” means those certain payments agreed to be made by the Borrower to the Issuer pursuant to Sections 5.03 and 5.05.

“Interest Payment Date” for any Bond or portion thereof has the meaning stated in Section 1.01 of the Bond Indenture.

“Interest Period” has the meaning stated in Section 1.01 of the Bond Indenture.

“Investment Securities” has the meaning stated in Section 1.01 of the Bond Indenture.

“Issue Date” means the date of the authentication and delivery of the initial Bonds in exchange for the purchase price therefor.

“Issuer” means the Person named as the “Issuer” in the first paragraph of this Loan Agreement until a successor corporation shall have become such pursuant to the applicable provisions of the Bond Indenture, and thereafter “Issuer” shall mean such successor corporation.

“Issuer Consent,” “Issuer Order,” and “Issuer Request” mean, respectively, a written consent, order, or request signed in the name of the Issuer by the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the Issuer and delivered to the Trustee.

“Liquidity Facility” has the meaning stated in Section 1.01 of the Bond Indenture.

“Liquidity Facility Bonds” has the meaning stated in Section 1.01 of the Bond Indenture.

“Liquidity Facility Provider” has the meaning stated in Section 1.01 of the Bond Indenture.

“Loan Agreement” means this instrument, as originally executed or as it from time to time may be supplemented, modified, or amended by one or more instruments supplemental hereto entered into in accordance with the applicable provisions hereof.

“Loan Payments” means those certain payments agreed to be made by the Borrower pursuant to Section 3.04 and pursuant to the Note evidencing such agreement.

“Maturity” when used with respect to any Bond means the date on which the principal of such Bond becomes due and payable as therein or in the Bond Indenture provided, whether at the Stated Maturity or by declaration of acceleration or call for redemption or otherwise, but does not include payment of the portion of the Purchase Price corresponding to principal of such Bond pursuant to Section 4.06, 4.07, 4.08, 4.09, or 4.10 of the Bond Indenture.

“Mode” has the meaning stated in Section 1.01 of the Bond Indenture.

“Mode Change Date” has the meaning specified in Section 1.01 of the Bond Indenture.

“MSRB” means the Municipal Securities Rulemaking Board.

“Note” means the promissory note made or to be made by the Borrower pursuant to Section 3.04 to evidence the obligation of the Borrower to make Loan Payments.

“Officers’ Certificate” of any Person means a certificate signed by the Chairman or Vice Chairman of the Board of Directors, the President, or a Vice President and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary, or an Assistant Secretary of such Person and delivered to the Trustee.

“Opinion of Counsel” has the meaning stated in Section 1.01 of the Bond Indenture.

“Outstanding” has the meaning stated in Section 1.01 of the Bond Indenture.

“Person” has the meaning stated in Section 1.01 of the Bond Indenture.

“Project Fund” means the fund of the Borrower so defined in Section 1.01 of the Bond Indenture.

“Projects” means the projects described in Exhibit A.

“Purchase Date” has the meaning stated in Section 1.01 of the Bond Indenture.

“Purchase Fund” means the fund of the Tender Agent so defined in Section 1.01 of the Bond Indenture.

“Purchase Price” has the meaning stated in Section 1.01 of the Bond Indenture.

“Rebate Amount” as of any Computation Date means the “rebate amount” with respect to the issue of which the Bonds are a part, determined in accordance with Section 1.148-3 of the Regulations.

“Rebate Calculation Date” means (1) the last Computation Date that occurs on or before the fifth anniversary of the Issue Date, (2) each subsequent Computation Date specified by Borrower Order that occurs on or before the fifth anniversary of the immediately preceding Rebate Calculation Date or, if no such Borrower Order is given, each such fifth anniversary, and (3) the final Computation Date.

“Rebate Fund” has the meaning stated in Section 1.01 of the Bond Indenture.

“Redemption Price” has the meaning stated in Section 1.01 of the Bond Indenture.

“Regulations” means the temporary or final Income Tax Regulations applicable to the Bonds issued pursuant to the Code. Any reference to a Section of the Regulations shall also refer to any successor provision to such Section hereafter promulgated by the Internal Revenue Service pursuant to the Code and applicable to the Bonds.

“Reimbursement Agreement” has the meaning stated in Section 1.01 of the Bond Indenture.

“Remarketing Agent” has the meaning stated in Section 1.01 of the Bond Indenture.

“Remarketing Agreement” has the meaning stated in Section 1.01 of the Bond Indenture.

“Securities Depository” has the meaning stated in Section 1.01 of the Bond Indenture.

“Stated Maturity” when used with respect to any Bond or any installment of interest thereon means the date specified in such Bond as the fixed date on which the principal of such Bond or the day on which such installment of interest is due and payable.

“Taxable Investment” means any Investment Security other than:

(1) Non-AMT Tax-Exempt Obligations: an obligation the interest on which is excluded from the gross income, as defined in section 61 of the Code, of the owners thereof for federal income tax purposes (or, when such obligation was issued, was purported by the evidence of such obligation to be so excluded) and which is not a preference item, as defined in section 57 of the Code, and

(2) Tax-Exempt Mutual Funds: an interest in a regulated investment company to the extent that at least 95% of the income to the holder of such interest is interest excludable from gross income under section 103(a) of the Code and is not an item of tax preference.

“Tender Agent” has the meaning stated in Section 1.01 of the Bond Indenture.

“Term Rate Mode” has the meaning stated in Section 1.01 of the Bond Indenture.

“Trustee” means the Person named as the “Trustee” in the first paragraph of the Bond Indenture until a successor Trustee shall have become such pursuant to the applicable provisions thereof, and thereafter “Trustee” shall mean such successor Trustee.

“Vice President” when used with respect to any Person means any vice president thereof, whether or not designated by a number or a word added to the title.

SECTION 1.02. Action of Bondholders.

A. Bondholder Action. Any request, demand, authorization, direction, notice, consent, waiver, or other action provided by this Loan Agreement to be given or taken by the Bondholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Bondholders in person or by an agent duly appointed in writing, and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, if hereby expressly required, to the Issuer, the Borrower, the Credit Facility

Providers, the Liquidity Facility Providers, the Tender Agent, or the Remarketing Agent, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Action” of the Bondholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Loan Agreement and conclusive in favor of the Issuer, the Borrower, the Credit Facility Providers, the Liquidity Facility Providers, the Tender Agent, and the Remarketing Agent and (subject to Section 8.01 of the Bond Indenture) in favor of the Trustee, if made in the manner provided in this Section. So long as the Securities Depository is the Holder of all of the Bonds, no such Action of the Holder of any Bond shall be effective unless it is the Action of the Person in whose name such Bond is registered as of a record date established by the Trustee for that purpose.

B. Proof of Execution. The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Whenever such execution is by an officer of a corporation or a limited liability company or a member of a partnership on behalf of such corporation, limited liability company or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of execution by any Person of any such instrument or writing shall be conclusively established for all purposes of this Loan Agreement if (1) the Trustee shall have mailed or delivered such instrument or writing to such Person (or any Bondholder for whom he purports to act as agent or proxy), at his address as shown on the Bond Register, (2) such instrument or writing shall have been returned to the Trustee bearing a signature purporting and reasonably appearing to be that of the Bondholder or a Person purporting to be his agent or proxy, and (3) the Person receiving such executed instrument or writing shall have no actual knowledge or notice of any irregularity, or of any fact or circumstance which, if substantiated, would impair the validity of such instrument or writing. The matters referred to in Clauses (1), (2), and (3) of the preceding sentence may be evidenced by a certificate of the Trustee. The fact and date of execution of any such instrument or writing by any Person and the authority of such Person to execute the same may also be proved in any other manner which the Trustee deems sufficient. The Trustee may in any instance require further proof with respect to any of the matters referred to in this Section.

C. Proof of Ownership. The ownership of Bonds shall be proved by the Bond Register, and no beneficial or legal owner of Bonds whose ownership is not so registered shall have any right hereunder to give or take any Action with respect to the Bonds.

D. Binding Effect. Any request, demand, authorization, direction, notice, consent, waiver, or other action by a Holder of Bonds shall bind every future Holder of the same Bonds and the Holder of every obligation issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee, the Issuer, the Borrower, any Credit Facility Provider, any Liquidity Facility Provider, the Tender Agent, and the Remarketing Agent in reliance thereon, whether or not notation of such action is made upon such Bond or obligation.

SECTION 1.03. Notices, Etc.

Unless otherwise specifically provided herein, any request, demand, authorization, direction, notice, consent, waiver, Action of Bondholders, or other document by or from any Person provided or permitted by this Loan Agreement to be made upon, given or furnished to, or filed with,

A. Trustee: the Trustee shall be sufficient for every purpose hereunder if made, given, furnished, or filed in writing to or with the Trustee and received by it at its principal corporate trust office in the City of Houston, Texas, or if in writing and mailed, first-class postage prepaid, to the Trustee addressed to it at 601 Travis Street, Floor 16, Houston, Texas 77002, or, if given to the Trustee by telecopy to (713) 483-6979, in either case marked Attention: Public Finance, or at such other address or to such other number furnished in writing to such Person by the Trustee, or

B. Issuer: the Issuer shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Issuer addressed to it in care of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, Attention: President, or at any other address previously furnished in writing to the Trustee by the Issuer, or

C. Borrower: the Borrower shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Borrower addressed to it at 1201 South Sheldon Road, Houston, Texas 77015, Attention: Michael Mangan, or at any other address previously furnished in writing to the Trustee by the Borrower, or

D. Credit Facility Provider: any Credit Facility Provider shall be sufficient for every purpose hereunder if provided to the address and in the manner specified in the Reimbursement Agreement to which it is a party or to such other address and in such other manner previously specified in writing to the Trustee by such Credit Facility Provider, or

E. Liquidity Facility Provider: any Liquidity Facility Provider shall be sufficient for every purpose hereunder if provided to the address and in the manner specified in the Reimbursement Agreement or Liquidity Facility to which such Liquidity Facility Provider is a party or to such other address and in such other manner previously specified in writing to the Trustee by such Liquidity Facility Provider, or

F. Tender Agent: the Tender Agent shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Tender Agent addressed to it at the address and to the attention specified in Clause A of this Section or at any other address previously furnished in writing to the Trustee by the Tender Agent, or

G. Remarketing Agent: any Remarketing Agent shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to it addressed to it at the address specified or referred to in the Bond Indenture or any other address and attention previously furnished in writing to the Trustee by such Remarketing Agent.

Where this Loan Agreement provides for notice to Bondholders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Bondholder affected by such event, at the address of such Bondholder as it appears in the Bond Register, and the Credit Facility Providers not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Bondholder shall affect the sufficiency of such notice with respect to other Bondholders.

Where this Loan Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Bondholders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 1.04. Form and Contents of Documents Delivered to Trustee.

Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of any Person stating that the information with respect to such factual matters is in the possession of such Person unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Whenever any Person is required to make, give, or execute two or more applications, requests, consents, certificates, statements, opinions, or other instruments under this Loan Agreement, they may, but need not, be consolidated and form one instrument.

Wherever in this Loan Agreement, in connection with any application or certificate or report to the Issuer or the Trustee, it is provided that any Person shall deliver any document as a condition of the granting of such application, or as evidence of compliance by such Person with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of such Person to have such application granted or to the sufficiency of such certificate or report.

SECTION 1.05. Effect of Headings and Table of Contents.

The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.06. Successors and Assigns.

All covenants and agreements in this Loan Agreement by the Issuer and the Borrower shall bind their respective successors and assigns, whether so expressed or not. The Borrower hereby requests that the Issuer enter into and perform its obligations under the Bond Indenture, and the Borrower hereby consents to the execution and delivery of the Bond Indenture.

SECTION 1.07. Severability Clause.

In case any provision in this Loan Agreement or any application hereof shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions and applications shall not in any way be affected or impaired thereby.

SECTION 1.08. Benefits of Loan Agreement; Assignment.

Nothing in this Loan Agreement, expressed or implied, shall give any benefit or any legal or equitable right, remedy, or claim under this Loan Agreement to any Person, other than the parties hereto and their successors hereunder and, as third party beneficiaries, the Trustee, any separate trustee or co-trustee appointed under Section 8.06 of the Bond Indenture, the Credit Facility Providers, the Liquidity Facility Providers, the Tender Agent, the Remarketing Agents, and the Holders of the Outstanding Bonds.

The Issuer shall collaterally assign to the Trustee pursuant to the Bond Indenture all right, title, and interest of the Issuer in and to (1) this Loan Agreement, including the Loan Payments and the Note by which the rights to such Loan Payments are evidenced, (2) the rights and benefits of the Issuer under this Loan Agreement and as the registered owner of the Note, (3) any and all security heretofore or hereafter granted or held for the payment of amounts owing under this Loan Agreement or the Note, and (4) the present and continuing right to bring actions and proceedings under this Loan Agreement in respect thereof, or for the enforcement hereof, and to do any and all things which the Issuer is or may become entitled to do hereunder and thereunder, but excluding the Indemnity Payments. The Borrower hereby consents to such assignment.

SECTION 1.09. Remedies and Waivers.

A. Remedies. If a default occurs in the payment of the principal of or the interest or premium on the Bonds or the Note or in the performance of this Loan Agreement, the payment and performance may be enforced by mandamus or the appointment of a receiver in equity with power to charge and collect rents, purchase price payments, and Loan Payments and apply the revenue from the Projects in accordance with the Notes and this Loan Agreement.

No right or remedy herein conferred upon the Issuer or the Trustee or other assigns is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. Assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

B. No Waiver By Delay. No delay or omission by the Issuer or the Trustee or other assigns to exercise any right or remedy accruing upon a default herein shall impair any such right or remedy or constitute a waiver of any such default or an acquiescence therein. Every right and remedy given hereunder or by law to the Issuer or the Trustee or other assigns may be exercised from time to time, and as often as may be deemed expedient, by such Person.

C. Waiver of Defaults. The Issuer and the Trustee or other assigns may, under the conditions and with the consent of the Holders of the specified percentage in principal amount of Outstanding Bonds described in Section 7.11 of the Bond Indenture for the waiver of past defaults thereunder, if therein required, and the consent of the Credit Facility Providers, and, except for the covenants in Sections 5.03 and 5.05, at the direction of the Credit Facility Providers shall, waive any past default hereunder and its consequences. Upon any such waiver, such default shall cease to exist and shall be deemed to have been cured for every purpose of this Loan Agreement; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

D. Waiver of Compliance. The Borrower may, with the written approval of the Issuer and the Credit Facility Providers, omit in any particular instance to comply with any covenant or condition set forth herein except in Sections 3.04A, 3.04D, 3.06, 3.07, and 5.07, if before or after the time for such compliance such Persons and, subject to Section 1.13, the Holders of at least a majority in principal amount of the Bonds then Outstanding which are affected by such waiver shall either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Borrower in respect of any such covenant or condition shall remain in full force and effect.

SECTION 1.10. Governing Law.

This Loan Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

SECTION 1.11. Term and Termination.

A. Term. The term of this Loan Agreement shall commence on the Issue Date and shall terminate on the latest of (l) the last Maturity of Bonds, (2) the first date after the Issue Date on which there are no Outstanding Bonds, or (3) the date on which the Borrower has satisfied in full its obligations under or an exception to Section 5.07G, unless terminated sooner pursuant to the provisions hereof.

B. Termination. The Borrower may, at its option, terminate (1) all provisions of this Loan Agreement except the covenants contained in Sections 3.06, 5.03, 5.05, and 5.07 whenever the Bond Indenture may be released and discharged in accordance with its terms and (2) all remaining provisions hereof except Section 5.07G after the last Maturity of Bonds whenever no Bonds shall remain Outstanding.

C. Automatic Termination. This Loan Agreement shall automatically terminate and be discharged if no Bonds shall have been authenticated and delivered pursuant to the Bond Indenture within 90 days from the date hereof.

SECTION 1.12. Amendment of Loan Agreement.

The Issuer and the Borrower may from time to time enter into one or more amendments or supplements hereto for any of the purposes and on the conditions stated in Section 6.07 of the Bond Indenture, but not otherwise.

The Trustee may in its discretion determine whether or not any Bonds would be affected by any amendment or supplement and may rely on an Opinion of Counsel to such effect in doing so, and any such determination shall be conclusive upon every Holder of Bonds, whether theretofore or thereafter authenticated under the Bond Indenture. The Trustee shall not be liable for any such determination made in good faith.

The Loan Agreement may not be amended or supplemented to change the rights of the Trustee, the Tender Agent, or the Remarketing Agents without the written consent of such Person.

SECTION 1.13. Credit Facility Provider Consents, Etc.

During any period of time in which no Credit Facility is in effect under the Bond Indenture and all obligations of the Borrower under the Reimbursement Agreements have been paid in full, the provisions of this Loan Agreement that relate to the Credit Facilities, the Reimbursement Agreements, and the Credit Facility Providers shall be of no force or effect.

Anything in this Loan Agreement to the contrary notwithstanding, any request, demand, authorization, direction, notice, consent, waiver, or other action provided in this Loan Agreement to be given or taken by the Holders of Bonds in any Mode to direct, consent to, or waive the exercise by the Issuer or the Trustee of any right or remedy hereunder (except in respect of Section 5.07) may be given or taken by, and only by, a written instrument signed by the Credit Facility Providers whenever a Credit Facility is in effect under the Bond Indenture that is not in default. Any such right granted hereunder to any Credit Facility Provider shall be effective only so long as it is not in default under its Credit Facility.

During any period of time in which no Liquidity Facility is in effect under the Bond Indenture and all amounts due under the Liquidity Facilities, the Reimbursement Agreements (if a Liquidity Facility Provider is a party thereto), and the Liquidity Facility Bonds shall have been paid in accordance with the terms thereof and the Bond Indenture, the provisions of this Loan Agreement that relate to the Liquidity Facilities, and the Liquidity Facility Providers shall be of no force and effect. Any rights granted hereunder to any Liquidity Facility Provider to consent to, approve, or otherwise control events, circumstances, rights, or remedies hereunder shall be of no force or effect during any period in which such Liquidity Facility Provider shall be in default its obligations under a Liquidity Facility to provide funds for the purchase of Bonds when required thereby; provided that the foregoing shall not affect any rights of the Liquidity Facility Providers as the owners of Liquidity Facility Bonds or other Bonds.

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ARTICLE II

THE PROJECTS

SECTION 2.01. Borrower to Acquire, Construct, and Equip the Projects.

Commencing with the effective date of this Loan Agreement and employing due diligence until completion of the Projects, the Borrower shall, with respect to the incomplete portions of the Projects which may be completed with proceeds of the Bonds:

A. Secure Permits: Use its best efforts to secure or extend all permits, certificates, licenses, and other approvals of governmental agencies with jurisdiction required for the acquisition, constructing, equipping, and operating of the Projects which shall not have been secured on or prior to such date or which shall thereafter expire;

B. Administer Contracts: Award and administer one or more contracts or purchase orders, and in general do any and all other things necessary, for the acquisition, constructing, equipping, and furnishing of the Projects in accordance with the Plans and Specifications therefor;

C. Acquire Land: Acquire any and all land, easements, and rights-of-way, temporary or permanent, required for construction of the Projects in accordance with the Plans and Specifications therefor or for the operation thereof; and

D. Certify Completion: Upon completion of the acquisition, constructing, equipping, and furnishing of the Projects in accordance with the Plans and Specifications therefor, certify such completion to the Issuer and the Trustee by an Officers’ Certificate of the Borrower.

The Borrower may draw upon the Project Fund and the Costs of Issuance Fund as provided in Sections 3.03 and 3.04 of the Bond Indenture to pay the Costs of the Projects and, to the extent the balance of the Project Fund is not sufficient to pay such costs in full, shall pay all costs of completing any Project for which proceeds of the Bonds have been expended from its own funds or shall arrange alternative financing therefor.

Neither the Issuer nor the Trustee shall have any responsibility for the acquisition, constructing, equipping, or furnishing of the Projects or, except as provided in Section 3.03, any liability for any Cost of the Projects or any other cost or expense of compliance with the provisions of this Section.

SECTION 2.02. Borrower to Own, Operate, Possess, and Maintain the Projects.

Neither the Issuer nor the Trustee shall have any responsibility or liability for ownership, possession, operation, maintenance, or insurance of the Projects.

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ARTICLE III

LOAN TO FINANCE AND REFINANCE PROJECTS

SECTION 3.01. Establishment of Project Fund.

The Borrower shall establish and maintain with the Trustee under the Bond Indenture its special funds designated the “Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2012 Project Fund” (herein sometimes referred to as the “Project Fund”) and the “Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project and the Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2012 Costs of Issuance Fund” (herein sometimes referred to as the “Costs of Issuance Fund”) for the purpose of financing the Costs of the Projects. All amounts held for the credit of the Project Fund and the Costs of Issuance Fund shall be invested and disbursed solely as provided in the Bond Indenture.

SECTION 3.02. No Security for Loan Payments.

The obligation of the Borrower to make Loan Payments and pay the other amounts required to be paid by the Borrower pursuant to this Article shall be unsecured obligations and shall not be secured by any interest of the Borrower in or to the Project Fund, the Costs of Issuance Fund, or other funds held under the Bond Indenture.

SECTION 3.03. Loan to Finance and Refinance Projects.

The Issuer shall loan to the Borrower, for the purpose of financing and refinancing the Costs of the Projects, all amounts received from the sale of the Bonds pursuant to Section 4.01 immediately upon receipt. Such loan shall be made by depositing such amounts into the Project Fund and the Costs of Issuance Fund.

The principal amount of, the interest borne by, the rights and obligations of prepayment with respect to, and the other terms of such loan shall be as provided in Section 3.04.

SECTION 3.04. Terms and Payment of Loan and Note.

A. Loan Terms Generally. The loan made by the Issuer to the Borrower pursuant to Section 3.03 shall, subject to Subsections F and G of this Section,

(1) be in the same principal amount,

(2) mature on the same date or dates, in installments or otherwise, and in the same principal amounts,

(3) be subject to optional and mandatory prepayment in the same amounts, on or before the same dates, at the same prepayment premiums, if any, and under the same conditions, and

(4) bear interest for each day of accrual at the same average rate per annum payable on the same dates, including interest on overdue payments of principal (and premium, if any) and, to the extent that payment of such interest is legally enforceable, on overdue interest, in every case as the Bonds, and such loan shall not otherwise be subject to prepayment. The Loan Payments on such loan shall be payable directly to the Trustee for the account of the Issuer, at the principal corporate trust office of the Trustee, in immediately available funds, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Borrower shall repay such loan in accordance with its terms in immediately available funds by 1:00 p.m., New York, New York, time on each day on which payment is due.

B. Terms of Note. The obligation to repay the loan made pursuant to Section 3.03 shall be evidenced by a Note in the form attached hereto as Exhibit B, which shall, subject to Subdivisions F and G of this Section:

(1) be in the principal sum, bear interest at the rate or rates, and have such other terms as are described in Subsection A of this Section,

(2) be dated the Issue Date, and

(3) be payable to the Issuer, or registered assigns, and, upon authentication and delivery of the Bonds, be assigned by the Issuer to the Trustee as collateral security for payment of the Bonds.

Notwithstanding any provisions herein or in the Note to the contrary, the Issuer and its assigns agree that, on the date any Bonds are defeased pursuant to Section 10.02 of the Bond Indenture or acquired by the Borrower and delivered to the Trustee for cancellation, the principal amount owing on the Note and the loan evidenced thereby shall be reduced by the principal amount of the Bonds so defeased or acquired and canceled, less the amount payable by the Borrower to the Credit Facility Providers under the Reimbursement Agreements to reimburse draws or advances under the Credit Facilities to pay the principal of such Bonds, and the Trustee shall mark on the face of the Note the amount by which the principal of the Note has been so reduced. Failure to make such a notation by the Trustee shall not affect the Borrower’s obligations under the Note. The Issuer and its assigns further agree that the rights of the Borrower described in Subsections C and E of this Section shall supersede any contrary provisions in the Note.

C. Credit for Bond Fund Balance. Provided that no amounts are owing under the Reimbursement Agreements, the Borrower may, at its option, credit against any Loan Payment required to be made pursuant to this Section with respect to the Bonds, without duplication, any amounts held for the credit of the Bond Funds, except amounts segregated by the Trustee to pay the principal of (and premium, if any) and interest on any Outstanding Bonds with a Maturity, or the interest on any Outstanding Bonds with a Stated Maturity, at or prior to the date on which such Loan Payment is due, or held in the Redemption Fund for the redemption of Bonds, notwithstanding anything in the Note to the contrary, and to the extent of any Loan Payment in excess of the amount required by this Section to be paid giving effect to such credit, the Borrower shall, at its option and to the extent of the available balance of the Bond Funds, be entitled to reimbursement of such excess as an overpayment of such Loan Payment, but without any right to interest thereon, by causing the Trustee to pay such excess to the Credit Facility Providers (to the extent of obligations of the Borrower owing to such Persons under the Reimbursement Agreements) and (to the extent of any balance) to the Borrower.

D. Liability for Deficiency. In the event that, at 1:00 p.m., New York, New York, time, at the Maturity of any Bonds or any Interest Payment Date therefor, the available balance of the Bond Funds and the balance of the Credit Facility Fund are insufficient for any reason to pay in full the principal of (and premium, if any) and interest on the Bonds then due, the Borrower shall immediately pay to the Trustee, in immediately available funds, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, the amount required to cure such insufficiency.

E. Credit for Credit Facility Advances. Any payment or provision for payment of principal or premium of or interest on the Bonds from proceeds of a claim made upon a Credit Facility which is a policy of municipal bond insurance shall not be deemed paid by the Borrower and shall not be credited against the obligation of the Borrower hereunder or under the Note, and no credit from any money held under the Bond Indenture from such proceeds shall reduce the amount due from the Borrower hereunder. For any other Credit Facility, the obligation of the Borrower pursuant to this Section and under the Note shall be deemed to be satisfied and discharged to the extent of any corresponding draw or claim by the Trustee under such Credit Facility applied to the payments of principal of (and premium, if any) or interest on Outstanding Bonds, except to the extent of any obligation then owing by the Borrower under the Reimbursement Agreement with the Credit Facility Provider obligated thereon.

F. No Usurious Interest. Notwithstanding any provision herein or in the Note to the contrary, in no event shall the rate of interest on the loan made pursuant to Section 3.03 or the Note exceed the maximum lawful non-usurious rate of interest, if any, which the Issuer is permitted to charge the Borrower from time to time under the laws of the State of Texas and the United States of America in effect on the Issue Date permitting the charging and collecting of the highest permissible lawful non-usurious interest rate on such loan (hereinafter referred to as “Applicable Law”), and in no event shall the aggregate of the interest on such loan and the Note, plus any other amounts paid in connection herewith which are deemed “interest” under Applicable Law in effect on the Issue Date, ever exceed the maximum amount of interest which could be lawfully charged on such loan and the Note under Applicable Law, and if any amount of interest taken or received by the Issuer or assigns shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on such loan and the Note, then such excess shall be deemed to have been the result of a mathematical error by the Issuer, the Trustee, and the Borrower and shall be refunded promptly to the Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Loan Agreement and the Note which under Applicable Law would be deemed “interest” shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full term of this Loan Agreement.

G. Payments Related to Insured Bonds. Notwithstanding Subsection A of this Section, if Bonds are insured by a policy of municipal bond insurance, the amounts due on the Note corresponding to payments of interest due on each Interest Payment Date and payments of principal thereof due at the Stated Maturity thereof and at each Maturity pursuant to mandatory sinking fund redemption shall be due by 10:00 a.m. New York, New York time on the Business Day immediately preceding the date such payments of principal of and interest on the Bonds are due, but without any diminution of the amount then due and payable on the Note.

H. Registration, Transfer, and Exchange of Note. The Borrower shall cause to be kept at the principal corporate trust office of the Trustee a register (herein referred to as the “Note Register”) in which, subject to such reasonable regulations as the Borrower and the Trustee may prescribe, the Borrower shall provide for the registration and transfer of the Note as herein provided. The Trustee is hereby appointed Note Registrar for the purpose of registering the Note and transfers of the Note as herein provided.

Upon surrender for transfer of the Note at the principal corporate trust office of the Trustee, the Borrower shall execute, and the Trustee shall authenticate, number (with a number not contemporaneously outstanding on the Note Register), and deliver, in the name of the designated transferee or transferees, a new Note with the same terms; provided, however, that so long as any Bond is Outstanding, the Note shall not be transferred to any Person other than a successor Trustee unless pursuant to exercise by the Trustee of a remedy provided in the Bond Indenture. The Trustee shall promptly cancel the Note surrendered upon any such transfer and thereafter shall maintain such evidence in accordance with the standard retention policies of the Trustee and thereafter shall dispose of such evidence on Borrower Order. Each Note issued upon any such transfer shall evidence a valid obligation of the Borrower and the same debt.

SECTION 3.05. Purchase of Tendered Bonds By Borrower.

A. To Purchase Generally. The Borrower shall purchase Eligible Bonds (or portions thereof equal to, and leaving untendered, any authorized denomination), as provided in Section 4.12 of the Bond Indenture, from any Person, at the Purchase Price therefor,

(1) Optional Tender: upon tender (or constructive tender pursuant to Section 4.12D of the Bond Indenture), for purchase of such Bonds or portions thereof at the option of such Person on any Business Day for such Bonds in accordance with Section 4.06 of the Bond Indenture, if notice of such tender shall have been given to the Tender Agent and the Remarketing Agent for such Bonds in strict compliance with the provisions of Section 4.06 of the Bond Indenture, and

(2) Mandatory Tender: upon tender (or constructive tender pursuant to Section 4.12D of the Bond Indenture) for purchase of such Bonds or portions thereof as required by Sections 4.07, 4.08, 4.09 (unless such Bonds or portions are in an R-FLOATs Mode), or 4.10 of the Bond Indenture on any day on which such Bonds or portions are so required to be tendered for purchase, and in any case (except upon constructive tender of such Bonds or portions thereof), upon delivery of any such Bond or portion thereof to be purchased to the Tender Agent on the Purchase Date therefor in accordance with Section 4.12D of the Bond Indenture, but only if the Purchase Price for such Bonds shall not have been paid by the time required by the Securities Depository to credit funds on the Purchase Date therefor from proceeds of the remarketing of Bonds pursuant to the Remarketing Agreement for such Bonds in accordance with the Bond Indenture or funds advanced by the Liquidity Facility Providers pursuant to the Liquidity Facilities for such Bonds.

B. Authority of Tender Agent. The Borrower hereby appoints the Tender Agent its agent with full authority, on behalf and in the stead of the Borrower, to pay the Purchase Price of Eligible Bonds or portions thereof to be purchased by the Borrower pursuant to this Section and delivered to the Tender Agent and to dispose of (and, to the extent required, endorse for transfer) such Bonds as provided in Sections 4.06 through 4.12 of the Bond Indenture and consents to acceptance and exercise by the Tender Agent of the other agencies therein provided.

SECTION 3.06. Borrower to Pay Certain Amounts Under Bond Indenture; Successor Agents.

The Borrower shall pay, or shall remit sufficient funds to the Issuer to pay, when due:

A. Fees and Expenses of Trustee and Agents: all fees, expenses, and other charges of the Trustee, any separate trustee or co-trustee appointed under Section 8.06 of the Bond Indenture, the Tender Agent, and the Remarketing Agents assessed in connection with the performance of the duties of such Persons under the Bond Indenture, and

B. Other Bond Indenture Expenses: all other expenses or other amounts which the Issuer has agreed to pay or has agreed to cause the Borrower to pay under the Bond Indenture.

The Borrower may contest the reasonableness or propriety of any such fee, expense, charge, or amount, in its own name or in the name of the Issuer. If such contest is brought in good faith, so long as the exercise by the Trustee of its lien on funds under the Bond Indenture securing such payment has been effectively stayed by agreement by the Trustee, judicial order, or otherwise, failure by the Borrower to pay the contested portion of any such fee, expense, charge, or amount shall not be considered a default hereunder during the pendency of such contest.

Whenever the Trustee, the Tender Agent, a Remarketing Agent, or the Securities Depository shall resign or be removed as such pursuant to the provisions of the Bond Indenture, the Borrower shall take all necessary action for the prompt appointment of a successor to such Person pursuant to the provisions of the Bond Indenture.

SECTION 3.07. Waiver of Set-Off, Recoupment, Counterclaim, and Abatement.

In order to induce Persons to purchase the Bonds, thereby providing funds to finance the loan described in Section 3.03, the Borrower hereby waives, to the full extent that it may lawfully so agree, all rights of set-off, recoupment, counterclaim, and abatement against the Issuer, the Trustee, any separate trustee or co-trustee appointed under Section 8.06 of the Bond Indenture, the Tender Agent, and all Remarketing Agents with respect to the obligation of the Borrower to pay Loan Payments, the Purchase Price of Bonds pursuant to Section 3.05, and (to the extent secured by a lien upon the funds held under the Bond Indenture and unless the exercise of such lien has been effectively stayed by agreement of the Trustee, judicial order, or otherwise) the fees, expenses, charges, and amounts described in Section 3.06, in every case notwithstanding any breach by the Issuer of its obligations hereunder or by any other such Person of its obligations under the Bond Indenture. The Borrower may, however, except as otherwise provided in Section 3.06, exercise any other remedy it may have at law or otherwise for any such breach.

SECTION 3.08. Recording.

The Borrower shall cause this Loan Agreement, the Bond Indenture, and all supplemental indentures and other instruments of further assurance, including all financing statements covering security interests in personal property, to be promptly recorded, registered, and filed, and to cause to be kept recorded, registered, and filed, and when necessary, to re-record, re-register, and re-file the same, all in such manner and in such places as may be required by law fully to preserve, perfect, and protect the rights of the Bondholders, the Trustee, and the Credit Facility Providers under the Bond Indenture to all property in which a security interest is granted hereunder or under the Bond Indenture.

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ARTICLE IV

THE BONDS

SECTION 4.01. Issuer to Issue Bonds.

Upon request of the Borrower, the Issuer shall authorize and execute, and use its best efforts to sell and deliver, the Bonds under the Bond Indenture for the purpose of financing the loan described in Section 3.03. The Bonds shall bear such terms as shall be required by the Bond Indenture; provided that no Bonds shall impose any pecuniary liability on the Issuer except to the extent of the proceeds of the Bonds, the Loan Payments (and draws under the Credit Facilities in satisfaction thereof), the balance of any funds or accounts of the Issuer established under the Bond Indenture, or such other revenues as may be provided by the Borrower.

SECTION 4.02. Issuer to Redeem Bonds.

The Issuer shall cause the Trustee to call for redemption:

A. Mandatory Redemption: such Bonds at such times as are required by the terms thereof or by the Bond Indenture to be redeemed prior to their Stated Maturity and

B. Optional Redemption: any Bonds upon Borrower Request, at the time specified in such Borrower Request, provided that such Bonds are subject to optional redemption prior to their Stated Maturity at such time pursuant to the terms thereof.

The Issuer shall cooperate fully with the Borrower in connection with the redemption of Bonds.

SECTION 4.03. Conversion of Subseries, Interest Modes, and Interest Periods.

The Borrower may direct the redesignation of the subseries or the conversion of the Mode for the Bonds or any portion thereof or a change in the duration of Interest Periods for the Bonds or any portion thereof in a Term Rate Mode in accordance with the provisions of the Bond Indenture.

SECTION 4.04. Investment Authority.

The Issuer hereby authorizes the Borrower to direct the investment of money held under the Bond Indenture pursuant to and in accordance with Section 5.05 of the Bond Indenture.

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ARTICLE V

COVENANTS AND WARRANTIES

SECTION 5.01. Representations and Warranties of Issuer.

The Issuer represents and warrants that:

A. Due Existence: the Issuer has been duly created and validly exists pursuant to the provisions of the Act;

B. Due Authority: the Issuer has due corporate power and authority under the Act and its articles of incorporation to enter into this Loan Agreement and to observe or perform the covenants and obligations required to be observed or performed by the Issuer hereunder;

C. Binding Agreement: this Loan Agreement has been duly authorized, executed, and delivered by the Issuer and, assuming due authorization, execution, and delivery hereof by the Borrower, constitutes a legal, valid, and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms;

D. No Conflict: the observance and performance by the Issuer of its obligations hereunder will not violate or conflict with its articles of incorporation or bylaws or any material provision of any material mortgage, deed of trust, indenture, or other agreement or judgment to which it is a party; and

E. Satisfaction of Act: this Loan Agreement is for the benefit of the Issuer, and the bond counsel and financial adviser participating in the issuance of the Bonds are acceptable to the Issuer.

SECTION 5.02. Representations and Warranties of Borrower.

The Borrower represents and warrants that:

A. Due Existence: the Borrower is a limited liability company duly organized and existing under the laws of the State of Texas;

B. Due Authority: the Borrower has due power and authority under its limited liability company agreement and applicable provisions of law to enter into this Loan Agreement and to observe or perform the covenants and obligations required to be observed or performed by the Borrower hereunder;

C. Binding Agreement: this Loan Agreement has been duly authorized, executed, and delivered by the Borrower and, assuming due authorization, execution, and delivery hereof by the Issuer, constitutes a legal, valid, and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms;

D. No Conflict: the observance and performance by the Borrower of its obligations hereunder will not violate or conflict with the limited liability company agreement of the Borrower or any material provision of any material mortgage, deed of trust, indenture, or other agreement or judgment to which the Borrower is a party or by which the Borrower or its properties are bound;

E. Location of Projects: the Projects are and will be situated in their entirety within the territorial boundaries of Harris County, Texas; and

F. Advisors Acceptable: the bond counsel and financial adviser participating in the issuance of the Bonds are acceptable to the Borrower.

SECTION 5.03. Limitation on Obligations of Issuer; Reimbursement of Expenses, Charges, and Taxes.

The Issuer shall be obligated hereunder and under the Bond Indenture solely to the extent of the proceeds of the Bonds, the Loan Payments (and draws under the Credit Facilities in satisfaction thereof), the balance of any funds or accounts of the Issuer established under the Bond Indenture, and such other revenues as may be provided by the Borrower for the purpose of paying for the costs of performance by the Issuer hereunder (including payments pursuant to Section 3.06), and the Issuer shall not otherwise be required to expend any funds in the observance or performance of its obligations hereunder or under the Bond Indenture. If, however, the Issuer otherwise pays or incurs any expense or charge, or is subject to any tax, as a result of the observance or performance of its obligations hereunder, or in connection with the enforcement of the obligations of the Borrower hereunder, the Borrower shall upon demand by the Issuer promptly reimburse to the Issuer all such fees, charges, and taxes in full. Without limiting the generality of the foregoing, the Borrower shall pay to or for the account of the Issuer out of money from the proceeds of the sale and delivery of the Bonds an amount equal to all of the out-of-pocket expenses and costs of the Issuer in connection with the issuance, sale, and delivery of the Bonds, including without limitation all financing, legal, financial advisory, printing, and other expenses and costs in issuing the Bonds, plus any compensation paid to any employees of the Issuer for the time such employees have spent on activities relating to the issuance, sale, and delivery of Bonds.

In addition to the foregoing, the Borrower shall pay, or cause to be paid, upon receiving a bill or statement therefor, all of the Administration Expenses of the Issuer and, on an annual basis, any of the Issuer’s actual costs reasonably and necessarily incurred in connection with the Bonds and the Projects during the previous fiscal year.

SECTION 5.04. Trustees, Directors, Officers, Employees, and Agents Exempt from Personal Liability.

This Loan Agreement is solely a corporate obligation of the Issuer and the Borrower, respectively, the Note is solely a company obligation of the Borrower, and no recourse under or upon any obligation, covenant, or agreement contained in this Loan Agreement or the Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator or owner, or against any past, present, or future trustee, director, officer, or employee, as such, of the Issuer, the Borrower, or of any successor to either of them, either directly or through the Issuer or the Borrower, whether by virtue of any constitution or statute or rule of law, or by the enforcement of any assessment, judgment, or penalty, or otherwise; it being expressly understood that this Loan Agreement and the Note are solely corporate or company obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, owners, trustees, directors, officers, or employees, as such, of the Issuer, the Borrower, or any successor, or any of them, because of the creation of indebtedness hereby authorized, or under or by reason of the obligations, covenants, or agreements contained in this Loan Agreement or the Note or implied therefrom, and that any and all such personal liability either at common law or equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, owner, trustee, director, officer, or employee, as such, are hereby expressly waived and released as a condition of, and in consideration for, the execution of this Loan Agreement and the issue of the Note.

SECTION 5.05. Borrower to Indemnify Certain Persons.

The Borrower shall indemnify each of the Trustee, the Tender Agent, each predecessor of either thereof, and each of their respective officers, directors, and employees for, and hold it harmless against, any loss, liability, or expense incurred without negligence, willful misconduct, or bad faith on its own part, arising out of or in connection with the acceptance, administration, or performance of its duties hereunder or under the Bond Indenture or any Liquidity Facility, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder or under the Bond Indenture or any Liquidity Facility.

THE BORROWER RELEASES AND SHALL DEFEND AND HOLD THE ISSUER, EACH OF THE DIRECTORS AND OFFICERS OF THE ISSUER, HARRIS COUNTY, TEXAS, AND EACH OF THE COUNTY COMMISSIONERS OF SUCH COUNTY HARMLESS FROM ANY TAX, PENALTY, FINE, COST, EXPENSE, LOSS, DAMAGE, OR OTHER LIABILITY OR CLAIM (INCLUDING ATTORNEYS’ FEES, LITIGATION AND COURT COSTS, AND OTHER EXPENSES OF THE DEFENSE THEREOF AND AMOUNTS PAID IN SETTLEMENT OR TO DISCHARGE JUDGMENTS, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION) INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNIFIED PARTY AS A RESULT OF ANY ACTION OR OMISSION BY THE ISSUER OR SUCH INDEMNIFIED PARTY OR OTHER PERSON HEREUNDER OR UNDER THE BOND INDENTURE (OR ANY OTHER DOCUMENT EXECUTED BY SUCH PERSON IN CONNECTION WITH THE ISSUANCE OF BONDS), OR AS A RESULT OF ANY ACTION OR OMISSION OF THE BORROWER IN THE DESIGN, CONSTRUCTION, INSTALLATION, EQUIPPING, FURNISHING, OPERATION, USE, OCCUPANCY, INSURANCE, MAINTENANCE, OR OWNERSHIP OF ANY PROJECT OR THE OBSERVANCE OR PERFORMANCE OF THE OBLIGATIONS OF THE BORROWER HEREUNDER, OR IN CONNECTION WITH THE SALE, OFFERING FOR SALE, ISSUANCE, OR DELIVERY OF ANY BONDS, UNLESS ANY SUCH ACT OR OMISSION BY SUCH INDEMNIFIED PARTY BE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN WILLFUL MIS-CONDUCT (AND WHETHER OR NOT ANY SUCH ACT OR OMISSION SHALL HAVE BEEN NEGLIGENT), IT BEING THE EXPRESS INTENT OF THE PARTIES THAT THE BORROWER SHALL SO INDEMNIFY SUCH INDEMNIFIED PARTIES EVEN AGAINST THEIR NEGLIGENT ACTS AND OMISSIONS.

The Borrower may, and if requested in writing by any indemnified party shall, undertake the defense of any claim, action, or proceeding for which such indemnified party is indemnified under this Section, and, thereafter, the Borrower shall not be liable to any such indemnified party for any legal or other expenses other than reasonable costs subsequently incurred by such indemnified party at the request of the Borrower in connection with the defense thereof, unless (1) the employment of such counsel has been specifically authorized by the Borrower, in writing, (2) the Borrower has failed after request to assume the defense and to employ counsel, or (3) the named parties to any such action (including any impleaded parties) include both an indemnified party and the Borrower, and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Borrower (in which case, if such indemnified party notifies the Borrower in writing that it elects to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of the action on behalf of such indemnified party); provided, however, that the Borrower shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegation or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties, provided that any indemnified party which has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to any other indemnified party shall have the right to employ separate counsel whose fees and expenses shall be paid by the Borrower. The Borrower shall be liable for no settlement of any such claim, action, or proceeding effected without its consent. Each indemnified party shall give prompt notice of any claim, action, or proceeding against it upon which such indemnified party may seek indemnity hereunder. Notwithstanding anything herein to the contrary, the indemnifications set forth herein shall survive the termination of this Loan Agreement and/or the resignation of the Trustee and the Tender Agent.

SECTION 5.06. Modification of Bonds and Bond Indentures; Limitation on Liens.

The Issuer shall not modify or supplement, or agree to the modification or supplementation of, the terms of the Bonds or the Bond Indenture except upon Borrower Consent.

SECTION 5.07. Maintenance of Tax-Exempt Status of Bonds.

A. General. The Borrower shall not take any action or omit to take any action which, if taken or omitted, respectively, would adversely affect the excludability of interest on any Bond from the gross income, as defined in section 61 of the Code, of the owner thereof for federal income tax purposes (except for any period of time during which such Bond is held by a “substantial user” of a Project or by a “related person” within the meaning of section 147(a) of the Code). The Borrower and the Issuer shall execute such amendments hereof and supplements hereto (and shall comply with the provisions thereof) as may, in the Opinion of Counsel, be necessary to preserve or perfect such exclusion. The Borrower shall comply with each specific covenant in this Section at all times prior to the last Maturity of the Bonds (and, in the case of Subsection G of this Section, until compliance therewith in full), unless and until there shall have been delivered to the Trustee and the Issuer an Opinion of Counsel to the effect that failure to comply with such covenant, either generally or to the extent stated therein, shall not adversely affect the excludability of interest on any Bond from the gross income, as defined in section 61 of the Code, of the owner thereof for federal income tax purposes (except for any period of time during which such Bond is held by a “substantial user” of a Project or by a “related person” within the meaning of section 147(a) of the Code), and thereafter such covenant shall no longer be binding upon the Borrower, generally or to such extent as the case may be, anything in any other Subsection of this Section to the contrary notwithstanding.

B. Representations.

(1) General. All representations, warranties, and certifications made by the Borrower in connection with the delivery of the Bonds on the Issue Date, including, but not limited to, those representations, warranties, and certifications contained in any Tax Letter of Representation executed by the Borrower, or in any requisition delivered to the Trustee requesting or directing the disbursement of money from the Project Fund or the Costs of Issuance Fund, are and shall be true, correct, and complete in all material respects.

(2) Maturity of Bonds. The weighted average maturity, calculated in accordance with section 147(b) of the Code, of the Bonds does not exceed 120 percent of the average reasonably expected economic life of the Projects to be financed with proceeds of the Bonds, calculated in accordance with section 147(b) of the Code.

(3) Storm Loss. The Borrower, and if the Borrower is a disregarded entity for federal income tax purposes, the most immediate direct or indirect owner of the Borrower that is a regarded entity for such purposes, suffered a loss in a trade or business attributable to Hurricane Ike or is a person designated by the Governor of the State of Texas as a person carrying on a trade or business replacing a trade or business with respect to which another person suffered such a loss.

C. Prohibition on Certain Uses. The Borrower shall not use or permit the use of any proceeds of the Bonds or any income from the investment thereof:

(1) Prohibited Facilities: to provide any movable fixture or equipment, airplane, skybox or other private luxury box, health club facility, private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack or other facility primarily used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises, or

(2) Costs of Issuance: to pay or otherwise finance costs of issuance of the Bonds (e.g., underwriting compensation, trustee and rating agency fees, printing costs, Issuer fees, and fees and expenses of counsel) in an amount which exceeds 2% of the proceeds from the sale of the Bonds.

The Borrower shall not requisition funds from the Project Fund in a manner that would cause the representation made in Subsection B(2) of this Section to become untrue.

D. Not to Cause Classification as Arbitrage Bonds or Hedge Bonds. The Borrower shall not (and shall not direct or permit the Trustee to) invest, and shall not take any other action or omit to take any other action with respect to, the Gross Proceeds of the Bonds or any amounts expected to be used to pay the principal thereof or the interest thereon which, if directed, permitted, taken, or omitted, respectively, would cause any Bond to be classified as an “arbitrage bond” within the meaning of section 148 of the Code or a “hedge bond” within the meaning of section 149 of the Code.

E. No Federal Guarantees, Etc. Except to the extent permitted in section 149(b) of the Code and the Regulations and rulings thereunder, the Borrower shall not take or omit to take any action which would cause the Bonds to be federally guaranteed within the meaning of section 149(b) of the Code and the Regulations and rulings thereunder.

F. No Instruction to Divert Arbitrage Profits or Invest at Guaranteed Yield. The Borrower shall not direct, instruct, or permit the Trustee to invest any Gross Proceeds of the Bonds in any Taxable Investments:

(1) Off Market: for which there is not an established market (except obligations purchased from the United States Treasury) or otherwise enter into any transaction that reduces the amount required to be paid to the United States pursuant to Subsection G of this Section because such transaction results in a smaller profit or a larger loss than would have resulted had the yield on the Bonds or such investment not been relevant to either party, or

(2) Hedge: in an amount which exceeds 50% of such Gross Proceeds if such Taxable Investments assure a substantially guaranteed yield for four years or more.

G. To Rebate Arbitrage Profits.

(1) To Deliver Documents and Money on Computation Dates. The Borrower shall deliver to the Trustee, within 55 days after each Computation Date,

(a) Statement of Rebate Amount and Income: a statement, signed by an Accountant, stating (i) the Rebate Amount for the Bonds as of such Computation Date, and (ii) the minimum portion thereof which must be remitted to the United States Treasury in respect of such Computation Date to satisfy the requirements of Section 1.148-3(f) of the Regulations in respect of the Bonds,

(b) Rebate Payment: either (i) an amount which, together with the amount then held for the credit of the Rebate Fund, is equal to the amount then elected by the Borrower to be paid by the Issuer in respect of such Computation Date pursuant to Section 5.06E of the Bond Indenture, which aggregate amount shall not be less than the minimum amount specified in such Accountant’s statement, or (ii) a Borrower Order to transfer from the Project Fund to the Rebate Fund an amount which does not exceed the balance of such fund and which, together with the amount then held for the credit of the Rebate Fund, is equal to the amount specified in the immediately preceding Clause (i), and

(c) IRS Forms: an Internal Revenue Service Form 8038-T completed as of such Computation Date or such other form as may be required to be filed by the Regulations.

(2) To Correct Underpayments. If the Borrower shall discover or be notified as of any date that any payment made to the United States Treasury pursuant to Section 5.06E of the Bond Indenture shall have failed to satisfy any requirement of Section 1.148-3 of the Regulations (whether or not such failure shall be due to any default by the Borrower, the Issuer, or the Trustee), the Borrower shall (a) deliver to the Trustee a brief written explanation of such failure and any basis for concluding that such failure was not due to willful neglect and (b) pay to the Trustee (for deposit to the Rebate Fund) and cause the Trustee to pay to the United States Treasury from the Rebate Fund, within 180 days after such discovery or notice, the correct amount in respect thereof, interest thereon, and any penalty imposed under Section 1.148-3(h) of the Regulations.

(3) Preservation of Accounting Records. The Borrower shall retain all of its accounting records relating to the Bond Funds, the Project Fund, the Costs of Issuance Fund, and the Rebate Fund, and all calculations made in preparing the statements described in Subsection G(l) of this Subsection, for at least six years after the later of the final Maturity of the Bonds or the first date on which no Bonds are Outstanding.

(4) Elections. The Issuer hereby authorizes the Borrower to exercise, on behalf of the Issuer, any election in respect of the Bonds pursuant to the Regulations, including the election of Computation Dates, and the Issuer will cooperate with the Borrower and execute any form or statement required by such Regulations to perfect any such election. The Issuer shall maintain any such election which is provided to it as well as this Loan Agreement as part of the official transcript of proceedings relating to the issuance of the Bonds until six years after the final Computation Date.

(5) Exemption from Rebate. If the Borrower shall deliver to the Trustee, on or before the first Rebate Calculation Date, either (1) an Officers’ Certificate of the Borrower, signed by an Accountant, stating that all Gross Proceeds of the Bonds were expended within six months after the Issue Date, excluding Gross Proceeds credited to the Bond Fund, if any, or (2) both an Officers’ Certificate of the Borrower, signed by an Accountant, stating the purposes for which Gross Proceeds of the Bonds (other than Gross Proceeds in the Bond Fund) have been expended, the dates of such expenditures, and the amounts so expended and an Opinion of Counsel, given in reliance upon such Officers’ Certificate, stating that section 148(f)(2) of the Code does not apply to Gross Proceeds of the Bonds, then in either such case the provisions of this Subsection G shall be suspended until such time, if ever, as such provisions are reinstated in accordance with this Subsection G(5). If, more than six months after the Issue Date or the date of either such Officers’ Certificate, Gross Proceeds of the Bonds (other than amounts credited to the Bond Funds) exist, the Borrower shall promptly deliver to the Trustee an Officers’ Certificate of the Borrower stating such fact, and the provisions of this Subsection G shall be reinstated, but only with respect to such Gross Proceeds.

H. To Provide Information for Form 8038. The Borrower shall timely and accurately provide to the Issuer all information required by section 149 of the Code to be filed with respect to the Bonds.

I. Qualified Project Costs. At least 95% of the net proceeds of the Bonds shall be used for the acquisition, construction, reconstruction, and renovation of nonresidential real property located in a Hurricane Ike disaster area for which the person using the property suffered a loss in a trade or business attributable to Hurricane Ike or is a person designated by the Governor of Texas as a person carrying on a trade or business replacing a trade or business with respect to which another person suffered such a loss.

J. Limitation on Land Acquisition. No more than 25% of the net proceeds of the Bonds shall be used for the acquisition of land or an interest therein, other than as permitted under Section 147(c) of the Code and the regulations and rulings thereunder.

K. Limitation on Acquisition of Existing Property. Other than as permitted in Section 147(d) of the Code and the regulations and rulings thereunder, no portion of the net proceeds of the Bonds shall be used for the acquisition of any property or an interest therein unless the first use of such property is pursuant to such acquisition (within the meaning of Section 147(d) of the Code and the regulations and rulings thereunder).

L. Records. Until four years after the final Maturity of the Bonds, the Borrower shall preserve and maintain such records as may be required to establish the accuracy of all representations and warranties and compliance with all covenants in this Section throughout the full term of this Agreement.

SECTION 5.08. To Exclude Ineligible Bonds from Tenders.

The Borrower and the Issuer shall give all notices in the manner and by the time required by the Securities Depository or any of its direct or indirect participants to exclude Bonds legally or beneficially owned by such Persons from tenders of Bonds permitted or required by Section 4.06, 4.07, 4.08, 4.09, or 4.10 of the Bond Indenture.

SECTION 5.09. Limitations Affecting Tenders and Purchases of Bonds.

Neither the Issuer nor the Borrower will lend, contribute, or otherwise advance funds to any Person for the purchase of Bonds tendered for purchase in accordance with Section 4.06, 4.07, 4.08, 4.09, or 4.10 of the Bond Indenture, if such Person would be an Excluded Purchaser if all relevant facts were known to the Trustee and the Tender Agent, and the Issuer shall not purchase any such Bonds.

If, pursuant to any Credit Facility, Reimbursement Agreement, or Liquidity Facility, the Borrower is obligated to reimburse any Credit Facility Provider or Liquidity Facility Provider for amounts claimed or drawn under a Credit Facility or Liquidity Facility, respectively, to pay principal of (and premium, if any) or interest on Bonds or the Purchase Price of tendered Bonds, the Borrower shall make each such reimbursement only after such Credit Facility Provider or Liquidity Facility Provider has disbursed such amount with respect to which such reimbursement is made.

The Borrower shall not purchase (and shall not permit any Affiliate of the Borrower or any nominee or other Person acting for the account of the Borrower or an Affiliate of the Borrower to purchase) any Bonds tendered for purchase in accordance with Section 4.06, 4.07, 4.08, 4.09, or 4.10 of the Bond Indenture, except in accordance with Section 3.05.

SECTION 5.10. Consolidation and Merger.

The Borrower covenants that during the term of this Loan Agreement it will maintain its existence and will not transfer all or substantially all of its assets to, and will not consolidate with or merge into, another Person; provided that the Borrower may consolidate with or merge into another entity (i.e., an entity organized and existing under the laws of one of the states of the United States or the District of Columbia), or transfer to another domestic entity all or substantially all of its assets, and may thereafter dissolve, if the surviving, resulting or transferee entity, as the case may be, is the Borrower or a domestic entity which (1) is qualified to do business in the State of Texas, (2) irrevocably and unconditionally assumes in writing (herein referred to as the “Assumption Agreement”) all of the obligations of the Borrower under this Loan Agreement, and (3) shall have, concurrently with such transaction, delivered to the Issuer and the Trustee an Opinion of Counsel to the effect that such entity has full power and authority to execute and deliver the Assumption Agreement, that the Assumption Agreement has been duly authorized, executed, and delivered by such entity and is the legal, valid, and binding obligation of such entity, enforceable against such entity in accordance with its terms (except as enforcement thereof may be limited by bankruptcy or insolvency or other laws affecting creditors’ rights generally), and that such consolidation, merger, sale, or other transfer complies with this Loan Agreement. If any consolidation, merger, sale, or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect, and no further consolidation, merger, sale, or other transfer shall be made except in compliance with the provisions of this Section.

SECTION 5.11. Assignment.

The Borrower may assign its interest in this Loan Agreement in whole or in part, provided, however, that no assignment shall relieve the Borrower from primary liability for any of its obligations hereunder, and without limiting the generality of the foregoing, in the event of any such assignment the Borrower shall continue to remain primarily liable for its payments specified herein and for performance and observance of the other covenants and agreements on its part herein provided. The Borrower may also assign its interest in this Loan Agreement in connection with a consolidation with or merger into another domestic entity, or the sale or transfer of all or substantially all of its assets as an entirety to another domestic entity, if such transaction complies with the requirements of Section 5.10 and the last sentence of this Section. Anything in this Loan Agreement notwithstanding, no assignment of the Borrower’s interest in this Loan Agreement shall be effective unless the Borrower shall, on or prior to the effective date of any such assignment, furnish or cause to be furnished to the Issuer and the Trustee notice of such assignment, together with an Opinion of Counsel to the effect that such assignment is permitted by the Act and the Bond Indenture and will not adversely affect any exclusion of the interest on any Bond from the gross income, as defined in section 61 of the Code, of the owner thereof for federal income tax purposes (except for any period of time during which such Bond is held by a “substantial user” of a Project or a “related person” within the meaning of section 147(a) of the Code).

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ARTICLE VI

CONTINUING DISCLOSURE UNDERTAKING

SECTION 6.01. Audited Financial Statements and Material Event Notices.

A. Annual Reports. The Borrower shall provide annually to the MSRB, within six months after the end of each fiscal year of the Borrower, annual financial information and operating data of the Borrower of the general type included in the Official Statement together with audited financial statements of the Borrower for such fiscal year prepared in accordance with generally accepted accounting principles.

If the Borrower changes its fiscal year, the Borrower will notify the MSRB of the change (and of the date of the new fiscal year end) prior to the next date by which the Borrower otherwise would be required to provide financial information and operating data pursuant to this Section.

B. Material Events Notices. The Borrower shall provide notice of any of the following events with respect to the Bonds to the MSRB in a timely manner and not more than 10 business days after occurrence of the event:

(1) Principal and interest payment delinquencies;

(2) Non-payment related defaults, if material;

(3) Unscheduled draws on debt service reserves reflecting financial difficulties;

(4) Unscheduled draws on credit enhancements reflecting financial difficulties;

(5) Substitution of credit or liquidity providers, or their failure to perform;

(6) Adverse tax opinions, the issuance by the Internal Revenue Service of proposed or final determinations of taxability, Notices of Proposed Issue (IRS Form 5701-TEB), or other material notices or determinations with respect to the tax status of the Bonds, or other material events affecting the tax status of the Bonds;

(7) Modifications to rights of holders of the Bonds, if material;

(8) Bond calls, if material, and tender offers;

(9) Defeasances;

(10) Release, substitution, or sale of property securing repayment of the Bonds, if material;

(11) Rating changes;

(12) Bankruptcy, insolvency, receivership, or similar event of the Borrower, which shall occur as described below;

(13) The consummation of a merger, consolidation, or acquisition involving the Borrower or the sale of all or substantially all of its assets, other than in the ordinary course of business, the entry into of a definitive agreement to undertake such an action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material; and

(14) Appointment of a successor or additional trustee or the change of name of a trustee, if material.

For these purposes, any event described in the immediately preceding paragraph (12) is considered to occur when any of the following occur: the appointment of a receiver, fiscal agent, or similar officer for the Borrower in a proceeding under the United States Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of the Borrower, or if such jurisdiction has been assumed by leaving the existing governing body and officials or officers in possession but subject to the supervision and orders of a court or governmental authority, or the entry of an order confirming a plan of reorganization, arrangement, or liquidation by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of the Borrower.

The Borrower shall notify the MSRB, in a timely manner, of any failure by the Borrower to provide audited financial statements, annual financial information or operating data in accordance with this Section by the time required by this Section.

SECTION 6.02. Filing Requirements.

Each document provided to the MSRB in accordance with this Article shall be provided in the electronic format and with the identifying information prescribed by the MSRB.

SECTION 6.03. Limitations, Disclaimers, and Amendments.

The Borrower shall be obligated to observe and perform the covenants specified in this Article for so long as, but only for so long as, the Borrower remains an “obligated person” with respect to the Bonds within the meaning of the Rule, except that the Borrower in any event will provide notice to the MSRB of any defeasance that causes the Borrower to be no longer such an “obligated person.”

The provisions of this Article are for the sole benefit of the Holders and beneficial owners of the Bonds, and nothing in this Article, express or implied, shall give any benefit or any legal or equitable right, remedy, or claim hereunder to any other Person. The Borrower undertakes to provide only the financial statements, financial information and operating data, and notices which it has expressly agreed to provide pursuant to this Article and does not hereby undertake to provide any other information that may be relevant or material to a complete presentation of the financial results, condition, or prospects of the Borrower or hereby undertake to update any information provided in accordance with this Article or otherwise, except as expressly provided herein. The Borrower does not make any representation or warranty concerning such information or its usefulness to a decision to invest in or sell Bonds at any future date.

UNDER NO CIRCUMSTANCES SHALL THE BORROWER BE LIABLE TO THE HOLDER OR BENEFICIAL OWNER OF ANY BOND OR ANY OTHER PERSON, IN CONTRACT OR TORT, FOR DAMAGES RESULTING IN WHOLE OR IN PART FROM ANY BREACH BY THE BORROWER, WHETHER NEGLIGENT OR WITHOUT FAULT ON ITS PART, OF ANY COVENANT SPECIFIED IN THIS ARTICLE, BUT EVERY RIGHT AND REMEDY OF ANY SUCH PERSON, IN CONTRACT OR TORT, FOR OR ON ACCOUNT OF ANY SUCH BREACH SHALL BE LIMITED TO AN ACTION FOR SPECIFIC PERFORMANCE.

No default by the Borrower in observing or performing its obligations under this Article to provide information to the MSRB shall constitute a breach of or default under this Loan Agreement for purposes of any other provision of this Loan Agreement or the Bond Indenture.

Nothing in this Article is intended or shall act to disclaim, waive, or otherwise limit the duties of the Borrower under federal and state securities laws.

The provisions of this Article may be amended by the Borrower and the Issuer from time to time upon at least 30 days written notice provided to the Trustee, the Remarketing Agents, and the MSRB, and by the Trustee to the Bondholders, but only if (1) the purpose of such amendment is to adapt to changed circumstances that arise from a change in legal requirements, a change in law, or a change in the identity, nature, status, or type of operations or businesses of the Borrower and both (a) the provisions of this Article, as so amended, would have permitted an underwriter to purchase or sell Bonds in compliance with the Rule in the most recent primary offering of the Bonds, taking into account any interpretations of the Rule by the U.S. Securities and Exchange Commission to the date of such amendment, as well as such changed circumstances, and (b) either (i) the Holders of a majority in aggregate principal amount of the Outstanding Bonds consent to such amendment or (ii) a Person that is unaffiliated with the Borrower (such as nationally recognized bond counsel) determines that such amendment will not materially impair the interests of the Holders and beneficial owners of the Bonds or (2) such amendment is conditioned on a primary offering or placement following mandatory tender and purchase of the Bonds. If the Borrower and the Issuer so amend the provisions of this Article, the Borrower shall include with any financial statements next provided in accordance with Section 6.01 an explanation, in narrative form, of the reasons for the amendment and of the impact of any change in the type of financial information or operating data so provided. The Issuer shall execute any amendment to the provisions of this Article permitted by the terms of this Section upon Borrower Request.

*                    *                     *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION

By:	/s/ Authorized Representative
President

[Other signature page follows]

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HFOTCO LLC

By:	/s/ Authorized Representative
Title:	Vice President of Finance

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EXHIBIT A

TO

LOAN AGREEMENT

DESCRIPTION OF THE PROJECTS

The Projects to be financed with proceeds of the Bonds consist of improvements to real property (excluding moveable fixtures and equipment) used or to be used in the Borrower’s residual fuel oil and crude oil terminal and dock facilities located at or near 1201 S. Sheldon Road in Houston, Texas, including, without limitation, tanks for residual and crude oil storage, major rail, dock and infrastructure upgrades, and related fixed equipment, structures, and facilities.

A-1

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A-2

EXHIBIT B

TO

LOAN AGREEMENT

FORM OF NOTE

This Note has not been registered under the Securities Act of 1933, as amended.

$100,000,000.00	No.

NOTE

(HFOTCO LLC Project Series 2012)

[Closing Date]

FOR VALUE RECEIVED, HFOTCO LLC, a Texas limited liability company (hereinafter referred to as the “Borrower”), promises to pay to the HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION, a Texas non-profit corporation organized with the approval of Harris County, Texas, pursuant to the Development Corporation Act, Chapter 501, Texas Local Government Code, as amended (hereinafter referred to as the “Issuer”), or registered assigns, (a) the principal sum of One Hundred Million and no/100 Dollars ($100,000,000.00) on November 1, 2050, (b) interest on the unpaid portion thereof from and including the date hereof at a rate for each day of accrual equal to the arithmetic mean, weighted in proportion to the principal amounts thereof, of the rates of interest borne by the bonds of the Issuer designated its MARINE TERMINAL REVENUE BONDS (HFOTCO LLC PROJECT) SERIES 2012 (herein referred to as the “Bonds”) Outstanding (as defined in the Bond Indenture referred to herein) on such day, computed on the same basis and payable on the same dates and in the same amounts as such interest on the Bonds (or as provided in Sections 3.04G of the Loan Agreement referred to herein, if earlier), and (c) the obligations of the Borrower described in Sections 3.04D, 3.06, and 5.07G of the Loan Agreement referred to herein, provided that in no event shall the aggregate of the interest hereon, plus any other amounts paid in connection herewith which are deemed “interest” under the laws of the State of Texas or the United States of America permitting the charging and collecting of the highest permissible lawful non-usurious interest rate hereon in effect on the date hereof (hereinafter referred to as “Applicable Law”), ever exceed the maximum amount of interest which could be lawfully charged hereon under Applicable Law, anything herein or in the Loan Agreement hereinafter described to the contrary notwithstanding, and if any amount of interest taken or received by the holder hereof shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected hereon, then the excess shall be deemed to have been the result of a mathematical error by the Borrower and the holder hereof and shall be refunded promptly to the Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced hereby and by the Loan Agreement hereinafter described which under Applicable Law would be deemed “interest” shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full term hereof.

The principal hereof (and prepayment premium, if any) and interest hereon shall be payable at the principal corporate trust office of the corporation then acting as trustee (herein referred to as the “Trustee”) under that certain Bond Indenture, dated as of October 1, 2012, between the Issuer and The Bank of New York Mellon Trust Company, National Association, as trustee, which secures the Bonds (herein referred to as the “Bond Indenture”). All such payments shall be made, in immediately available funds, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All sums due hereon shall be payable at the opening of business of the principal corporate trust office of the Trustee on the date such payments become due. All sums paid hereon shall be applied to the satisfaction of, first, the sums specified in Clause (c) of the first paragraph hereof in respect of fees and expenses due the Trustee, second, accrued interest hereon, third, the unpaid principal (and prepayment premium, if any) hereof, and fourth, all other sums due hereunder.

This Note is a “Note” referred to in Section 3.04B of that certain Loan Agreement, dated as of October 1, 2012 (herein referred to as the “Loan Agreement”), between the Issuer and the Borrower and is issued to evidence a loan by the Issuer to the Borrower, thereunder from proceeds of the Bonds issued under the Bond Indenture. This Note arises out of the Loan Agreement and the Bond Indenture.

The Borrower shall prepay the outstanding principal sum hereof, in whole or in part, in the same amounts, on the same dates, and with the same premium, if any, as Bonds called for redemption prior to their maturity in accordance with the provisions of the Bond Indenture. This Note is not otherwise prepayable at the option of the Borrower.

The outstanding principal hereof is subject to acceleration as permitted by the Loan Agreement.

The Borrower hereby expressly waives all notices (including notice of redemption, notice of intent to accelerate, and notice of acceleration), demands for payment, presentments for payment, and notations of payment.

As provided in the Loan Agreement, and subject to certain limitations therein set forth, this Note is transferrable on the Note Register established thereunder upon surrender of this Note for transfer at the principal corporate trust office of the Trustee duly endorsed, or accompanied by written instrument of transfer in from satisfactory to the Trustee duly executed, by the registered holder hereof or his attorney duly authorized in writing.

This Note is a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas.

The Borrower may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and the Borrower shall not be affected by notice to the contrary.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Loan Agreement or be valid or obligatory for any purpose.

HFOTCO LLC, a Texas limited liability company

By:
President

This Instrument is the Note referred to in the Loan Agreement described therein and is registered in the Note Register therefor as No...

Date of Authentication:	THE BANK OF NEW YORK MELLON
TRUST COMPANY, NATIONAL
ASSOCIATION

By:
Authorized Signature

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto The Bank of New York Mellon Trust Company, National Association, as trustee under the within described Bond Indenture, as pledgee, without recourse, the within instrument and all rights thereunder and hereby irrevocably constitutes and appoints the same attorney to transfer the within instrument on the books kept for registration thereof, with full power of substitution in the premises.

Dated this ........ day of October, 2012.

HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION

By:
President

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